Exhibit 99.1

ActivCard Appoints Chief Financial Officer

FREMONT, Calif., Nov. 3 — ActivCard Corp. (Nasdaq: ACTI), a leading global provider of strong authentication and trusted digital identity solutions for secure remote access, single sign-on and enterprise access cards, announced the appointment of Ragu Bhargava as Chief Financial Officer, effective November 1, 2004.

Mr. Bhargava joined ActivCard in March 2004 and served as Vice President of Finance and Interim Chief Financial Officer. Prior to that, Mr. Bhargava served as Corporate Controller for NetIQ Corporation from June 1999 to March 2004. From April 1998 to May 1999, Mr. Bhargava was the Chief Financial Officer of Systems America, Inc. Mr. Bhargava was employed at Deloitte & Touche LLP from 1988 to 1998 and was a Senior Audit Manager at the time of his departure. Mr. Bhargava is a CPA and holds Bachelor’s degrees in business administration and science.

“We performed an extensive search with Heidrick & Struggles and considered a number of qualified external candidates for the CFO role,” said Ben Barnes, ActivCard Chief Executive Officer. “During the search Ragu emerged as the most qualified candidate for the position based on his work ethic, experience and professionalism. Ragu was instrumental in the relocation of our finance and accounting functions from Canada to our headquarters in Fremont, California and he has a proven track record with ActivCard and has become and important member of my executive team,” continued Barnes.

About ActivCard

ActivCard is a global provider of strong authentication and trusted digital identity solutions for secure remote access, single sign-on and enterprise access cards. ActivCard’s scalable systems and strong authentication solutions are deployed by organizations, from enterprises to governments, around the world. ActivCard provides organizations with industry-specific solutions offering increased security, reduced cost, and user convenience. The modular product design allows customers to add capabilities as required, preserving their investment. Headquartered in Fremont, California, ActivCard has sales and service centers in more than seven countries. For more information, visit www.activcard.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks identified in our periodic filings with the United States Securities and Exchange Commission (SEC), including, but not limited to, those appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q. Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: ActivCard is a registered trademark and Return on Identity is a trademark of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.